AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2007, by and between Greenwave Partners LLC, a Colorado limited liability company (“Greenwave”), and G8Wave, Inc., a Delaware corporation (the “Company,” and together with Greenwave, collectively referred to as the “Parties, and each individually a “Party”).

BACKGROUND

A. WHEREAS, Greenwave and the Company entered into that certain Advisory Agreement, dated March 30, 2007 (the “Original Agreement”), pursuant to which the Company contracted to receive, for itself and its subsidiaries, transaction, financial and management advisory services from Greenwave and thereby obtain the benefit of Greenwave’s experience in financings, recapitalizations, mergers, acquisitions, buyouts, industry consolidations, and business and financial management generally and its knowledge of the Company’s financial and business affairs in particular (the “Services”), on the terms and conditions set forth therein.

B. WHEREAS, the Company is considering entering into a transaction pursuant to which a publicly-traded company (“PubCo”) will acquire by merger (the “Merger”) all of the issued and outstanding capital stock and the business of the Company in exchange for the issuance by Pubco of shares of its common stock to the Company’s stockholders. As a result of the Merger, the Company would be the surviving entity of the Merger and a wholly-owned subsidiary of PubCo.

C. WHEREAS, pursuant to Section 10 of the Original Agreement, the Parties desire to amend and restate the Original Agreement in its entirety, as set forth herein, such that the Original Agreement, as amended and restated herein, shall continue in full force and effect.

NOW, THEREFORE, in consideration of the premises, the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

TERMS

1. ENGAGEMENT.

The Company hereby engages Greenwave to provide the Services to the Company and its subsidiaries during the Term (as defined in Section 4), and Greenwave hereby agrees to provide the Services to the Company during the Term, all on the terms and subject to the conditions set forth below (the “Engagement”).

2. SERVICES OF GREENWAVE.

(a) Greenwave hereby agrees to provide the Services to the Company during the Term in accordance with applicable law and best practices in the industry. The Services include, without limitation, consultation with the Company’s board of directors (the “Board”) and management in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including, but not limited to: (i) corporate, acquisition and divestiture strategies; (ii) budgeting of future corporate investments; (iii) public offerings; (iv) debt and equity financings; (v) sourcing and identifying potential acquisition candidates; (vi) establishing initial contact and negotiating letters of intent with targets; (vii) formulating and negotiating acquisition structures (e.g., stock/cash mix, earnouts, compensation); (viii) financial modeling of target acquisitions; (ix) oversight of lender approval process; (x) oversight of due diligence process (including specialists e.g., environmental, ERISA, insurance, tax); (xi) negotiating definitive acquisition and/or financing agreements and ancillary documents; (xii) coordination and oversight of closing process; (xiii) assisting management in implementation of integration strategy and post-closing matters (e.g., identifying potential cost savings, plant closings, employee matters, lease negotiations, supply agreements and other consolidation opportunities); (xiv) assisting management in presentations to the investment community and analysts of acquired companies and results of acquisition strategy, (xv) and other related services requested by the Company and reasonably acceptable to Greenwave.

(b) Greenwave will devote such time and attention to the performance of the Services as are reasonably necessary. Any reference herein to an approval or other action of the Board will mean a determination based on a finding by a majority vote of the members of the Board (excluding the votes of those directors who are also principals of Greenwave) that the approval or other action is in the best interest of the Company.

3. COMPENSATION.

(a) The Company hereby agrees to pay to Greenwave, as compensation for Services to be rendered by Greenwave hereunder, a monthly fee equal to $10,000 for each month in which Services are rendered during the Term, and appropriately prorated for partial months (the “Fee”); provided, that (i) the Fee shall not begin to accrue until the Commencement Date (as defined in Section 4), if any, and (ii) the Fee shall be payable no later than the tenth day of the calendar month following the Commencement Date (the “First Payment Date”). On the First Payment Date, the Company shall pay to Greenwave all amounts that have accrued pursuant to Section 3(a)(i), appropriately prorated for the partial month, and thereafter, the monthly Fee shall be payable no later than ten (10) days after the calendar month in which the Services were provided.

(b) In addition to the Fee, the Company hereby agrees that, promptly after request from Greenwave from time to time, the Company shall reimburse Greenwave for its out-of-pocket expenses reasonably incurred by Greenwave during the Term in furtherance of the performance of the Services; provided, that the Company’s prior written consent shall be required before Greenwave incurs any individual expense in excess of $500. In order to obtain reimbursement of any expense, Greenwave shall submit to the Company written documentation (e.g., receipts) of such expense, along with any other supporting documentation reasonable requested by the Company. All such documented expenses shall be reimbursed on at least a monthly basis.

4. TERM.

The Engagement shall not commence unless and until both (i) the Merger closes, and (ii) the Company receives equity financing from unaffiliated third parties of at least $2.0 million (a “Minimum Financing”) after the date hereof and prior to the 6th month anniversary of the date hereof (the later of the date the Merger closes and the date the Company receives the Minimum Financing being the “Commencement Date”). If the Merger closes and the Company receives such Minimum Financing within such 6th month period, the Engagement will be in effect for an initial term of one (1) year (the “Initial Term”), commencing on the Commencement Date and expiring on the one (1) year anniversary thereof. If the Merger does not close or the Company does not receive the Minimum Financing within such 6th month period, the Agreement shall terminate and no longer have any force or effect. The Engagement will be renewed automatically thereafter on a year-to-year basis unless one party gives the other thirty (30) days’ prior written notice of its desire not to renew this Agreement. The Initial Term, as renewed in accordance with the terms of this Agreement, is referred to herein from time to time as the “Term.”

5. TERMINATION; SURVIVAL.

(a) The Engagement may be terminated prior to the expiration of the Term (i) by the mutual written consent of the parties, (ii) by either party, if the other party materially breaches the terms of this Agreement and does not cure such breach within thirty (30) days of receipt of written notice of such breach from the non-breaching party, or (iii) by either party, if the other party becomes insolvent or seeks protection pursuant to any bankruptcy, receivership, trust deed, creditors arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against the other party and not dismissed within sixty (60) days, or if the other party dissolves, liquidates, or ceases to conduct business.

(b) In the event the Engagement terminates pursuant to (A) Section 5(a)(i) or Section 5(a)(iii) above, Greenwave shall only be entitled to the unpaid portion of the Fee that accrued and became payable pursuant to Section 3 prior to the effective date of such termination, (B) Section 5(a)(ii) above and Greenwave is the breaching party, Greenwave shall only be entitled to the unpaid portion of the Fee that accrued and became payable prior to the material breach that gave rise to such termination, and (C) Section 5(a)(ii) above and the Company is the breaching party, Greenwave shall be entitled to the unpaid portion of the Fee as of the effective date of termination, plus the monthly Fee for three (3) additional months or for the remainder of the then current Term, whichever is shorter.

(c) In the event the Engagement expires by its terms or is terminated pursuant to this Section 5, all of the provisions of this Agreement shall terminate, except that the following provisions hereof shall survive: Sections 5 through 19. The termination or expiration of the Engagement shall not effect either party’s rights that accrued prior thereto.

6. INDEMNIFICATION.

Each party (an “Indemnifying Party”) shall indemnify the other party and its affiliates and their respective successors and assigns, and each of their respective officers, directors, employees, stockholders, consultants and agents (collectively, the “Indemnified Parties”), in respect of, and hold them harmless against, any and all claims, demands, causes of action, actions, proceedings, judgments, debts, obligations, liabilities, damages, fines, fees, penalties, interest obligations, taxes, deficiencies, losses, costs and expenses (including amounts paid to enforce the provisions of this Section 6 and amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses) (collectively, “Damages”) incurred or suffered by any of the Indemnified Parties arising out of, resulting from, relating to, or constituting (i) any fraud, misrepresentation or breach of this Agreement by the Indemnifying Party, or (ii) any gross negligence or willful misconduct by the Indemnifying Party.

7. GREENWAVE AN INDEPENDENT CONTRACTOR.

Each of Greenwave and the Company hereby agree that Greenwave will perform the Services as an independent contractor, retaining control over and responsibility for its own operations and personnel. Without limiting the foregoing, Greenwave acknowledges and agrees that neither it nor its employees or agents shall have any right to any compensation or benefits that the Company grants its employees, including any salary, pension, stock, bonus, profit sharing, health or other benefits that are available to employees of the Company, and Greenwave will be solely responsible for all insurance, employment taxes, FICA taxes and all obligations to governments or other organizations arising out of this Agreement, and acknowledges that no income, social security or other taxes will be withheld or accrued by the Company on Greenwave’s behalf. In addition, Greenwave shall not use any sub-contractors to perform the Services hereunder. Greenwave shall be solely responsible for any and all injuries and liabilities that may result from performance of the Services under this Agreement, and shall be solely responsible for the purchase and maintenance of employment and/or workers compensation insurance coverage related to its employees, contractors, agents and consultants, and the Company shall have no responsibility or liability for any such coverage. Neither Greenwave nor its principals, officers or employees will be considered employees or agents of the Company as a result of this Agreement, nor will any of them have authority to contract in the name of or bind the Company based on the consulting relationship established hereunder.

8. CONFIDENTIAL INFORMATION.

Greenwave acknowledges that the information, observations and data obtained by it and its principals, agents and employees during the course of Greenwave’s performance under this Agreement, including, but not limited to, trade secrets, know how, technical and business information, models, techniques, formula, processes, samples, inventions and ideas business plans, financial data and business relations (“Company Confidential Data”), whether or not marked as proprietary or confidential, are the Company’s valuable, special and unique assets. Greenwave therefore agrees that it will not, nor will it permit any of its principals, agents or employees to, disclose to any person or entity any of the Company Confidential Data, without the Company’s prior written consent, unless and to the extent that (i) the Company Confidential Data becomes generally known to and available for use by the public otherwise than as a result of Greenwave’s acts or omissions to act, or (ii) such disclosure is required be produced pursuant to an order of a court of competent jurisdiction or a valid subpoena, provided that Greenwave promptly notifies the Company of such required disclosure and reasonably cooperates with the Company’s efforts to contest or limit the scope of such disclosure. The Company acknowledges that the information, observations and data pertaining to Greenwave obtained by Company and its principals, agents and employees during the course of Greenwave’s performance under this Agreement, including, without limitation, any advice rendered by Greenwave, whether formal or informal, may not be disclosed, in whole or in part, to any third party (other than the Company’s agents or representatives) or summarized, excerpted from or otherwise referred to without Greenwave’s prior written consent (the “Greenwave Confidential Information”). To the extent consistent with legal requirements, all information given to one party of this Agreement (the “Recipient Party”) by the other party (the “Providing Party”), including, without limitation, this Agreement, except for disclosures pursuant to (i) through (ii) of this Section 8, will be held by the Recipient Party in confidence and will not, without the Providing Party’s prior written approval, be disclosed to anyone other than the Recipient’s agents and advisors who require such information to perform services for the Providing Party as contemplated by this Agreement (and who agree to use such information only in connection with such services) or used by such person or entity for any purpose other than those contemplated by this Agreement.

9. NOTICES.

Any notice or report required or permitted to be given or made under this Agreement by one party to another will be deemed to have been duly given or made if personally delivered, delivered by reputable overnight courier, sent by telecopy, or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as will be given in writing by one party to the other):

If to Greenwave:
Greenwave Partners LLC
c/o Brownstein Schnel Holdings
1900 Avenue of the Stars
Suite 2701
Los Angeles, CA 90067
Attention: Chad Brownstein, Manager, and Jonah Schnel, Manager

If to the Company:

G8Wave, Inc.
126 Brookline Ave. Suite 201
Boston, MA 02215
Attention: Habib Khoury

10. ENTIRE AGREEMENT; MODIFICATION.

This Agreement and (i) contains the complete and entire understanding and agreement of Greenwave and the Company with respect to the subject matter hereof, (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Greenwave in connection with the subject matter hereof, including, but not limited to, the Original Agreement, and (iii) may not be modified except by an instrument in writing executed by a duly authorized representative of each of Greenwave and the Company.

11. WAIVER OF BREACH.

No waiver of any provision of this Agreement shall be effective unless in a writing signed by the party entitled to enforce such provision. The waiver by any party of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any subsequent breach of that provision or any other provision thereby.

12. ASSIGNMENT.

Neither Greenwave nor the Company may assign their respective rights or obligations under this Agreement without the express written consent of the other party hereto; provided, that the Company may assign this Agreement without such consent to any person or entity that acquires its business or assets, including, but not limited to, Pubco as part of the Merger.

13. GOVERNING LAW; VENUE.

This Agreement will be deemed to be a contract made under, and is to be governed and construed in the accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles.

14. SEVERABILITY.

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

15. ATTORNEYS’ FEES.

In the event that there has been a breach of any provisions of this Agreement by any party hereto, the other party will be entitled to recover its reasonable costs and attorneys’ fees in any legal proceeding to enforce the terms of this Agreement.

16. COUNTERPARTS.

This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

17. HEADINGS.

The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

18. FURTHER ASSUARANCES.

Each party shall take all actions and execute all documents reasonably necessary to effectuate the purposes and intents of this Agreement.

19. BENEFICIARIES.

The benefits of this Agreement shall inure to the parties hereto, their respective successors and permitted assigns, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above written.

GREENWAVE PARTNERS LLC,	G8Wave, Inc.,
a Colorado limited liability company	a Delaware corporation

By: /s/ Chad Brownstein	By: /s/ Habib Khoury

Name: Chad Brownstein	Name: Habib Khoury

Title: Manager, Greenwave Partners LLC	Title: President

By:      /s/ Jonah Schnel

Name: Jonah Schnel

Title: Manager, Greenwave Partners LLC